Exhibit 10.2

Finance Lease Agreement

No.:A1506031AB

The contracting party, Applied Optoelectronics, Inc., Taiwan Branch (hereinafter referred to as the "Lessee"), together with the joint guarantor (hereinafter referred to as the "Guarantor") apply with CFC including the parent company and its subsidiaries (hereinafter referred to as the "Lessor") for finance lease. The Parties agree to enter into an agreement as follows:

Section 1 Leased Property

The Lessor desires to lease to the Lessee, and the Lessee desires to lease from the Lessor, the Subject Matter contained in the Leased Items page in this Agreement, including all auxiliary spares, additional works, improvements, and fixtures and fittings.

Section 2 Delivery and Acceptance: The delivery and acceptance of the leased property must be subject to any of the following:

2.1 The Lessor shall require the seller to deliver the leased property used by the Lessee to the place as specified in the Leased Items page and notify the seller to make such delivery on the specified date of delivery or earlier.

2.2 In case of failure to deliver on specified day for any reason including force majeure or nonconformity of the leased property or any other defect, the Lessee agrees to hold the Lessor harmless against any risk or damage arising thereof.

2.3 Upon receipt of shipping documents by the bank issuing letter of credit, the Lessor shall deliver B/L to the Lessee. The Lessee shall be responsible for the following procedures such as importing and receiving of goods; delivery of B/L must be deemed as completion of delivery and acceptance of the leased property, regardless of the status of the leased property or its place. The Lessee shall issue the Certificate of Delivery and Acceptance of Leased Property to the Lessor.

2.4 In case of delivery in specie by the Seller, the Lessee shall on its own expense conduct detailed inspections and required tests on the leased property; if the leased property is free from any defect, the Lessee is hereby authorized by the Lessor to conduct acceptance and immediately notify the Lessor of its result in writing.

2.5 The Lessor may exercise simple delivery, transfer of possession or tender of delivery in accordance with Section 761 of the Civil Law.

Section 3 Lease Period and Rent

3.1 The validity of the Agreement during the lease period may not be affected by delay of delivery or the acceptance provision as set forth in Subsection 2.2 and 2.3. The rent must calculated starting on the payment date specified in the Leased Items page and ending on the final installment of rent and satisfaction of all expenses paid to the Lessor hereunder.

3.2 The Lessee shall pay the Lessor the rent specified in the Leased Items page. The installments, amount, denomination, foreign exchange rate, and payment date for each installment shall be subject to the Leased Items.

3.3 Payment of rent for each installment and other expense as specified herein is the essence of the Agreement. In case of late payment of rent for any installment or any other required payment or any part thereof, the Lessee shall be liable for default and shall make an additional payment equaling 20% of annual interest rate for period starting on the date of default and ending on the date of repayment.

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Section 4 Place of Use, Labeling and Security of Leased Property

4.1 The Lessee shall place the leased property in the place of use as specified in the Leased Items, and its relocation may not be made until written consent from the Lessor.

4.2 The Lessee shall separate any leased property categorized as movable property from any other property, and the leased property may not be fixed at any other immovable property or be attached or fixed to any other movable property without written consent from the Lessor.

4.3 Without consent from the Lessor, the Lessee may not sell, sublease, transfer, make mortgage or treatment, or create lien on, the leased property or for any interest in the Agreement, the leased property or its interest on the Agreement.

4.4 The Lessee shall maintain in good repair any brand, logo, plate, label, post and legend appeared in the leased property, and may not remove, deface or clear them.

4.5 The Lessor or its authorized employee has right of access to the place where the Lessor believes the leased property is located to examine the status of use of the leased property any time within the business period without permission from the Lessee, and may exercises its rights as specified hereunder.

Section 5 Usage and Tax

5.1 The Lessee shall operate the leased property in accordance with any guideline or rules prepared by the manufacturer to comply with applicable regulations set forth by government agencies; in case of failure resulting in damage, destruction, forfeiture or seizure, the joint guarantor's liability will not be exempted. all the obligations aforementioned are immediately due and the contracting party agrees to satisfy all obligations owned to the Lessor without condition and indemnify the Lessor for losses incurred.

5.2 The Lessee shall bear any expense arising out of use of the leased property including but not limited to taxes, sales tax on leased property, fees, penalties, fines, oil fee and maintenance fee, and cost for required spare parts.

5.3 Where any leased property is imported equipment, if the Lessee is required to pay additional duties or any other expense due to change of regulations or any other reason after the Lessor clears account of costs and the rent starts to accrue, the Lessee shall unconditionally charge such additional payment into leasing costs and immediately pay the Lessor.

Section 6 Maintenance, Improvement, Alteration and Change

6.1 The Lessee shall at its own expense maintain, repair and keep in good repair any leased property; it shall provide accessories, tools, and services required for maintenance, and designate qualified staff to conduct maintenance.

6.2 Without written consent from the Lessor, the Lessee may not make any alteration, change or additional parts to any leased property.

6.3 In the case that any part or accessory attached to the leased property is replaced by the Lessee for any reason, the new one must be identical to the replaced one as to their value and utility, and such replaced item shall be owned by the Lessor upon the date of replacement.

Section 7 Damage and Destruction

The Lessee shall be liable for damage or permanent loss of useful value of any part of any leased property caused by its loss, stealing, destruction or damage, or its impairment or loss of title due to forfeiture, confiscation, seizure, expropriation, or condemnation. Any payment obligation as provided herein will not be deducted or exempted for circumstances stated above.

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Section 8 Insurance

8.1 The Lessee shall insure any leased property against risks; the coverage and the insurer shall be designated by the Lessor and the premium shall be borne by the Lessee; its insurance policy must designate the Lessor as the insured and the beneficiary and stipulates that the insurer may not pay any claim to the lessee or any third party except that the Lessor's interest in leased property is satisfied and the insurer has been notified in writing. The Lessee may at its own expense insure any leased property against risks, and the insurance policy must designate the Lessor as the insured and the beneficiary and the premium shall be borne by the Lessee.

8.2 The Lessor shall deliver a copy of the insurance agreement to the Lessee and the Lessee is obligated to honor obligations provided therein.

8.3 In the case that any covered event occurs, the Lessee shall notify the insurer and the Lessor, of such event within 24 hours, and prepare documents and go through procedures required by the insurer.

8.4 In the case that any part of any leased property is lost, stolen, destructed or damaged to the extent that the insurer is of opinion that such property is financially unrecoverable, the insurance benefit paid by the insurer must be transferred to the Lessor to deduct the Lessee's obligation under Section 3 hereof; in the case that such deduction is insufficient the Lessee shall satisfy the balance.

8.5 In the case that the Lessor, for purposes of securitization or any other financing purpose, transfers to any third party the Agreement and any right or obligation thereunder in part or in full, the Lessee agrees that the Lessor may notify the insurance company or go through relevant procedures which change the beneficiary as such transferee under the insurance agreement which insures such leased property; and the Lessee further agrees to assist the Lessor unconditionally or to do the same as related insurer requires.

Section 9 Lessor's Discharge from Liability

9.1 The Lessee agrees to assume any liability of risk from using or utilizing any leased property.

9.2 The Lessee agrees to hold the Lessor harmless against any damage, indemnification, expense or indebtedness arising out of design, manufacture, delivery, possession, use, transfer or hand-over of any leased property.

9.3 The Lessor agrees that, to the extent permitted by law, it will transfer to the Lessee its claim on warranty of the manufacturer or seller of any leased property.

9.4 The Lessor disclaims any representation for, or any express or implied warranty of, merchantability or fitness or validity for a particular purpose and disclaim any liability for any warranty in connection with any leased property.

9.5 Any leased property herein is chosen by the Lessee of its own free will, and the Lessee promises to the Lessor with respect to its responsibility for maintenance, service and valid use.

Section 10 Service Charge

Upon execution of the Agreement, the Lessee shall pay the Lessor a service fee in cash or any other commercial note consented by the Lessor under the service procedures as specified in the Leased Items; and the Parties agree that the Lessee may not claim a refund of such service fee for any reason.

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Section 11 Breach

In case of any of the following circumstances, the Lessor may terminate the Agreement and request return of any lease property and the Lessee shall immediately satisfy all rent including rent for undue period, damages and any other expense:

11.1 Failure to satisfy indebtedness in accordance with the Agreement, dishonoring of bill, or deterioration of financial position.

11.2 Filing for compromise, insolvency, restructuring, winding up, or liquidation in accordance with bankruptcy law.

11.3 Any enforcement, provisional seizure, preliminary injunction, or any other preservation of any leased property or any asset of the Lessee.

11.4 Announcement of forfeiture of material assets due to criminal liability.

11.5 Lessee's disposition or transfer of its material assets without consent from the Lessor.

11.6 Damage or destruction of leased property provided, resulting in impairment of value or its net value is insufficient to cover claims and failure to refill despite delivery of notice of refilling within specified period.

11.7 There is material breach in dealing with financial institutions.

11.8 Upon death, his/her successor declares entailment or abandonment of succession.

11.9 The Lessee fails to comply with or perform any provision hereof.

In case of one of the aforementioned circumstances, the Lessee shall, starting on the date of breach and ending on the date of repayment, pay a penalty equaling 0.05% of the amount for breach each day.

Section 12 Miscellaneous

12.1 In the case that the Lessee neglects to perform any right hereunder, resulting in any damage to the Lessor, the Lessee shall be liable for damages to the extent within damage to the Lessor's interest.

12.2 The Lessee and its joint guarantor shall issue a copy of promissory note to the Lessor as security. In case of any breach by the Lessee, the Lessee and its joint guarantor agree to authorize the Lessor or any other holder to complete information of maturity date in person or exercise any other right to complete such information in accordance with other laws concerning promissory notes; and the Lessor is authorized to use such promissory note for repayment of any indebtedness in accordance with the Agreement in case of breach by the Lessee.

12.3 In case of breach by the Lessee, the Lessor may dispose any leased property for indemnification without notice. If the Lessee has any other claim on the Lessor, the Lessee agrees that the Lessor may directly conduct disposition or set-off regardless of whether repayment of such claim is due.

12.4 Save as stipulated herein, in the case that the Lessee is indebted to the Lessor several obligations, where the Lessee's payment fails to satisfy all of its indebtedness, the sequence of repayment for such obligations shall be determined by the Lessor at its discretion.

12.5 Any agreement and any book, voucher, or instrument separately entered into by the Lessee and the Lessor, constitutes an integral part of the Agreement and is equally binding under law with the Agreement.

12.6 The Lessee ant its joint guarantor agree to allow the Lessor to collect, process and use their information in relation to the Agreement, including but not limited to credit information obtained by query from the Joint Credit Information Center (JCIC) and receive such information on behalf of them.

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12.7 In the case that the Lessee has authorized the Lessor to deliver to or receive from JCIC the Lessee's credit report, the Lessor is entitled to deliver to JCIC information regarding agreements entered into between the Lessor and them including but not limited to essential information, credit information, financial information, and so forth, and may collect, process and use their information in accordance with purpose of incorporation, articles of association, and applicable laws. In accordance with purpose of incorporation, articles of association, and applicable laws, JCIC may give their information to members who participate in and use credit information exchange or any government agency which supervises any business engaged in finance lease or financial business.

12.8 The Lessee and the joint guarantor fully understand and agree the Lessor reserves the right to approve the Agreement despite their identity verification having done prior to the Agreement.

Section 13 Return of Leased Property

Upon early termination of the Agreement due to the Lessee's breach of the contract, the Lessee shall bear any risk and expense and recover any leased property to their original status, sent them to such place as designated by the Lessor and return to the Lessor.

Section 14 Assignment and Hypothecation

14.1 The Lessee may not transfer to any third party any right arising out of the Agreement or sublease, create encumbrance upon, or permit any third party to use or possess, any leased property.

14.2 Within the validity of this Agreement, the Lessee shall not transfer to any third party the ownership of the leased property and shall not create a right in rem over it.

Section 15 Lessee's Obligations

15.1 The Lessee hereby agrees that, its obligation to pay rent and any other expense in accordance with the Agreement is, at all event, an absolute obligation without any condition and the Lessee may not unilaterally terminate the Agreement; and the Lessee may not, for any reason, claim refund in part or in full of any installment of rent and any other expense in accordance with the Agreement.

15.2 Where leased property is a transportation vehicle, the Lessee shall employ qualified members with driver license and lawfully use it in accordance with applicable government regulations; in case of occurrence of any accident, the Lessee shall be fully liable and make indemnification in full.

15.3 If the Lessor requires to review the financial position of the Lessee or the joint guarantor, they shall send information, including but not limited to audited financial statements, statement of income, schedule of liabilities, and schedule of assets as required by the Lessor, to the Lessor for review upon their legal execution.

Section 16 Early Termination

When the Lessee performs the Agreement normally and has no overdue rent, if the Lessee desires to make early termination of the Agreement and make repayment on a lump-sum basis, the Lessee shall pay off all rent undue in the following ways:

(1)	Within 18 months after the lease term begins, if the Lessee applies for early termination of the contract, the Lessee shall pay the total amount of the discounted undue rent of each installment according to the annual interest rate of 4.5% plus the penalty calculated according to 1.5% of the total amount of all undue rent from the early termination date.

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(2)	Over 18 months after the lease term begins, if the Lessee applies for early termination of the contract, the Lessee shall pay the total amount of the discounted undue rent of each installment according to the annual interest rate of 4.5%.

Section 17 Joint Guarantor

17.1 The Joint Guarantor warrants that the Lessee shall perform all provisions hereunder; in case of breach by the Lessee, the Joint Guarantor shall be jointly liable for satisfaction and will abandon any defense in accordance with Section 24 of the Civil Procedures, Indebtedness Section and is willing to be bound by the following:

17.1.1 The Lessee's liability for warranty covers any rent, note amount, advanced payment, service fee arising out of lease by the Lessee, and any liquidated damages, interest, late interest, costs, damages, and any other obligation subordinate to principal debts.

17.1.2 During the period of validity of the Agreement, where the Lessee desires to make alternation to provisions of the Agreement with consent from the Lessor as the Lessee thinks practical, the guarantor shall still be jointly and severally liable for her, whether the Insurer is notified or not.

17.1.3 Where the Lessor may abandon security interest provided by the Lessee or allow the Lessee to extend payment or replace any leased property or the assumption of debt by any third party without consent of or notice to the joint guarantor, the joint guarantor may not make defense or disclaim its liability for warranty for such reason.

17.1.4 In case of absence of any element in the lease agreement or note, or incompletion of procedures or defective title on leased property, the joint guarantor shall be still fully liable.

17.1.5 The joint guarantor's liability may not be released until obtaining written consent from the Lessor.

17.2 If the Lessor is of opinion that credit of the Lessee's joint guarantor is severally damaged or its capability to provide guaranty is insufficient, the Lessor may request the Lessee to choose another joint guarantor accepted by the lessor for replacement and the Lessee may not decline such request.

Section 18 Choice of Law and Competent Court

In the case that the Lessee or the joint guarantor is foreigner or foreign entity, their obligations under the Agreement, creation, method and validity of their legal activities, must be governed by the law of Republic of China. The Agreement shall be executed at the place where the lessor resides. In case of any dispute arising out of the Agreement by the Lessee and the joint guarantor, they agree that Taiwan District Court shall be the trial court as stipulated in the leased Items, provided that any law sets forth jurisdiction of such case, such law shall prevail.

Section 19 Delivery

The place of delivery designated in the Agreement shall be taken as accurate. In the case that the Lessee or the joint guarantor changes its name, organization, articles of association, seal, legal representative, authority of legal representative, notice address or any other matter, they shall immediately notify the Lessor of such change in writing and apply for change or deregistration of original seal. The original seal kept by the Lessor will remain effective until the Lessor agrees to do the same. If the Lessee and the joint guarantor fails to perform their duty of notice of change of address as stated above, where the Lessor givens any notice at the address specified in the Agreement or the latest address of notice given by the Lessee and the joint guarantor, three days of such giving shall be deemed as legal delivery.

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Section 20 Transfer of Ownership of Leased Property

Upon expiration of the lease period of the Agreement or early termination of the Agreement according to Section 16 and the Lessee pay off all rent and related taxes and fees without any breach, the Lessor shall agree to transfer ownership of any leased property to the Lessee and the Lessee acquires such ownership upon the date of payment of rent, taxes and fees.

Section 21 The Parties have executed the Agreement in duplicate and each is provided with one copy.

Finance Lease Agreement (L01)/2014.06

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Leased Items

Name, Label and Specification, Manufacturer, Unit and Quantity
	Asset	Asset description	QTY
1. Leased Subject Matter	153100000460	Laser welding machine (AA-ASl-100) 153100002140	1
	153100002141	Laser_welder	1
	153100002142	Laser_welder	1
	153100002143	Laser_welder	1
	153100002144	Laser_welder	1
	153100000989	BERT I MP1800A	1
	153100000990	BERT I MP1800A	1
	153100000627	BERT +SCOPE MP2100	1
	153100000628	BERT +SCOPE MP2100	1
	153100000624	. BERT+SCOPE MP2100	1
	153100000625	BERT+SCOPE MP2100	1
	153100000626	BERT+SCOPE MP2100	1
	153100001949	Wavelength Meter/Wl Meter :MP861208	3
	159100000340	BERT ( IJ filil)IMP1800A	1
	153100000597	BERT+ Scope /MP2100 (Anntsu)	1
	153100000598	BERT+Scope /MP2100 (Anntsu)	1
	153100000599	BERT+Scope IMP2100 (Anntsu)	1
	153100000600	BERT+ Scope IMP2100 (Anntsu)	1
	153100000897	BERT+ Scope/MP2100	1
	153100000898	BERT +ScopeiMP2100	1
	153100000899	BERT+ScopeiMP2100	1
	153100000900	BERT+ScopeiMP2100	1
	153100001365	lx4 switchiEOS-104-1-MG-2	1
	153100001366	lx4 swttch/E05- 104·1·MG 2	1
	153100001367	lx4 switch/EOS-104·1 MG·2	1
	153100001306	DCA module 86105C	1
	153100001307	DCA module 86105C	1
	153100001308	DCA module B6105C	1
	153100001309	DCA module 86105C	1
	153100000993	DCA module I 8610SC	1
	153100000994	DCA module I 86105C	1
	153100001107	DCA modulei86105C	1
	153100001108	DCA module/86105C	1
	153100001109	DCA module/8610SC	1
	153100001110	DCA module/86105(	1
	153100001111	DCA module/86105C	1
	153100001154	DCA module 8610SC/8610SC	1
	153100001155	DCA module 86105C/86105C	1
	153100001156	DCA module 8610SC/86105C	1
	153100001157	DCA module 86105(/86105(	1
	153100001158	DCA module 8610SCI86105C	1
	153100001159	DCA module 8610SC/8610SC	1
	153100001160	DCA modu l e 8610SC/86105C	1
	153100000675	DCA Module (86105(/100)	1
	153100000676	DCA Module (86105(/100)	1
	153100000677	DCA Module (86105CI100)	1
	153100000678	DCA Module (86105CI100)	1
	153100000679	DCA Module (8610SCI100}	1
	153100000832	DCA Module (86105(/100)	1
	153100000833	DCA Module (86105CI100}	1
	153100000876	DCA Module (8610SCI100)	1
	153100000538	DCA module 8610SC/86105C	1
	153100000539	DCA module 86105C/86105C	1
	153100000540	DCA module 8610SC/86105C	1
	153100000541	DCA module 8610SCI86105C	1
	153100000542	DCA module 86105C/86105C	1

2. Seller	Applied Optoelectronics, Inc., Taiwan Branch
3. Place of Use	No.18,Gong 4th Rd., Linkou Dist., New Taipei City 24452, Taiwan (R.O.C.)
4. Lease Period	As of June, 30th, 104 Year of Republic of China to June, 30th, 107 Year of Republic of China
5. Service Fee	Zero New Taiwan Dollar ($0)

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6. Rent and Payment	June 30, 2015 - $40,240,903 NTD	August 30, 2017- $2,169,331 NTD	December 30, 2016 - $2,231,833 NTD
	November 30, 2015 - $2,333,399 NTD	January 30, 2018 - $2,130,268 NTD	May 30, 2017 - $2,192,770 NTD
	April 30, 2016 - $2,294,335 NTD	June 30, 2018 - $2,088,804 NTD	October 30, 2017 - $2,153,706 NTD
	September 30, 2016 - $2,255,272 NTD	August 30, 2015 - $2,356,837 NTD	March 30, 2018 - $2,114,642 NTD
	February 28, 2017 - $2,216,208 NTD	January 30, 2016 - $2,317,774 NTD	October 30, 2015 - $2,341,212 NTD
	July 30, 2017 - $2,177,144 NTD	June 30, 2016 - $2,278,710 NTD	March 30, 2016 - $2,302,148 NTD
	December 30, 2017 - $2,138,080 NTD	November 30, 2016 - $2,239,646 NTD	August 30, 2016 - $2,263,084 NTD
	May 30, 2018 - $2,099,017 NTD	April 30, 2017 - $2,200,582 NTD	January 30, 2017 - $2,224,021 NTD
	July 30, 2015 - $2,364,650 NTD	September 30, 2017 - $2,161,519 NTD	June 30, 2017 - $ 2,184,957 NTD
	December 30, 2015 - $2,325,586 NTD	February 28, 2018 - $2,122,455 NTD	November 30, 2017 - $2,145,893 NTD
	May 30, 2016 - $2,286,523 NTD	September 30, 2015 - $2,349,025 NTD	April 30, 2018 - $2,106,829 NTD
	October 30, 2016 - $2,247,459 NTD	February 29, 2016 - $2,309,961 NTD
	March 30, 2017 - $2,208,395 NTD	July 30, 2016 - $2,270,897 NTD

7. Place to Pay Rent	Where the Lessor’s company resides
8. Foreign Exchange Converter

Rent denominated in foreign currency X Exchange rate issued by banks on the 7thday before rent payment date =NTD

Exchange rate issued by banks on the 7thday before rent payment date: shall mean spot selling rate of foreign exchange on the 7thday starting on the 1st day before the rent payment date; where the 7th day is public holiday, memorial day, or rest day, the 7th day shall be the banking day before public holiday, memorial day, or rest day.

9. Competent Court	Shihlin District Court in Taiwan

Contracting Parties

Party A: Chailease Finance Co., Ltd.

Legal Representative: 陳其忠

Party B: Applied Optoelectronics, Inc., Taiwan Branch

Legal Representative: 林誌祥

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Joint Guarantor: Co-Guarantor Joint Guarantor:

Address: Address:

Tel: Tel:

Joint Guarantor: Co-Guarantor Joint Guarantor:

Address: Address:

Tel: Tel:

Joint Guarantor: Co-Guarantor Joint Guarantor:

Address: Address:

Tel: Tel:

June, 30th, 104 Year of Republic of China

Finance Lease Agreement (L01)/2014.06

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Promissory Note

Note payable to bearer on DD/MM/YYYY of Republic of China

Chailease Finance Co., Ltd. or its nominee

EIGHTY MILLION TWO HUNDRED TWO THOUSAND NINE HUNDRED SEVENTY TWO New Taiwan Dollar ($80,202,972)

This note is exempted from preparation of dishonoring certificate and obligation of notice as provided in Section 89 of the Negotiable Instruments Act

The annual interest rate is calculated at 20% starting on maturity date

The drawer of the note irrevocably authorize the bearer, its agent, employee or its nominee to complete the maturity date and any other required information

Place of payment:

Drawer: Applied Optoelectronics, Inc., Taiwan Branch Drawer:

Address: Address:

Drawer: Drawer:

Address: Address:

Drawer: Drawer:

Address: Address:

Drawer: Drawer:

Address: Address:

2014/01

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